Exhibit 5.2

November 20, 2019

Brooge Holdings Limited

c/o Brooge Petroleum And Gas Investment Company FZE

P.O. Box 50170

Fujairah, United Arab Emirates

Ladies and Gentlemen:

We have acted as special New York counsel to Brooge Holdings Limited, a Cayman Islands exempted company (the “Company”) in connection with the Registration Statement on Form F-4 (File No. 333-233964) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of, inter alia, warrants (the “Warrants”) to purchase 21,229,000 ordinary shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), to be issued by the Company.

This opinion letter has been prepared and should be understood in accordance with the Statement of Opinion Practices, approved by the Legal Opinions Committee of the Section of Business Law of the American Bar Association and numerous other bar associations and lawyer groups and available at https://www.americanbar.org/groups/business_law/migrated/tribar.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the following:

1.	the Registration Statement;
2.	the Company’s Amended and Restated Memorandum and Articles of Association;
3.	the Business Combination Agreement, dated as of April 15, 2019, by and among Twelve Seas Investment Company (“Twelve Seas”), the Company, Brooge Merger Sub Limited, Brooge Petroleum And Gas Investment Company FZE (“BPGIC”), and the shareholder of BPGIC who has become a party thereto, as amended by Amendment No. 1 thereto (as further amended, modified, and supplemented, from time to time, including by way of assignment and joinder, the “Business Combination Agreement”);
4.	the Plan of Merger between Twelve Seas and Brooge Merger Sub Limited, a wholly-owned subsidiary of the Company (the “Plan of Merger”);
5.	the Warrant Agreement, dated June 19, 2018 by and between Twelve Seas and Continental Stock Transfer & Trust Company (as subsequently assigned by Twelve Seas to the Company by the assignment agreement by and among Twelve Seas Investment Company, Continental Stock Transfer & Trust Company, and the Company (the “Assignment Agreement”)) (as assigned, the “Warrant Agreement”);
6.	a specimen Warrant certificate (the “Warrant Specimen”); and
7.	resolutions of the sole director of the Company.

Brooge Holdings Limited

November 20, 2019

We have made such other investigation as we have deemed appropriate. As to certain matters of fact that are material to our opinion, we have also relied on a certificate of a director of the Company. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind, including without limitation, that we have assumed: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) that any entity that is a party to any of the documents reviewed by us has been duly organized, incorporated or formed, and is validly existing and, if applicable, in good standing under the laws of its respective jurisdiction of organization, incorporation or formation; (v) that each party to each document reviewed by us has the full power, authority, and legal right to execute, deliver and perform each such document; (vi) the due authorization, execution and delivery by each party thereto of each document reviewed by us; (vii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of applicable law and the relevant provisions of such document (and/or any other applicable document) prior to its amendment or restatement from time to time; (viii) that each of the documents submitted to or reviewed by us (other than the Warrants) constitutes the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; (ix) that the Warrants are in the form of the Specimen Warrant; and (x) that there are no documents or agreements by or among any of the parties to the transaction described in the Registration Statement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter.

We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of New York.

Based upon and subject to the foregoing, it is our opinion that when (i) the Purchaser Warrants (as defined in the Business Combination Agreement) have been canceled and retired and cease to exist at the Effective Time of the Merger (each as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement and the Plan of Merger; (ii) the Assignment Agreement has been duly authorized, executed and delivered by each party thereto; and (iii) the Warrants have been issued in accordance with the terms of the Warrant Agreement, the Business Combination Agreement and the Plan of Merger, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, to general principles of equity (whether applied by a court of law or equity) and to the public policy against indemnification for violations of United States securities laws.

Our opinion is given in reliance on Section 5-1401 of the New York General Obligations Law (“GOL 5-1401”). GOL 5-1401 provides, in pertinent part, that “the parties to any contract . . . may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.” Although the New York Court of Appeals has recently upheld the application of that statute in IRB-Brasil Resseguros, S.A. v. Inepur Invs., S. A., 82 N.E.2d 609 (N.Y. 2012), we note that legal commentators have questioned the validity thereof under the Constitution of the United States, and we express no opinion as to the constitutionality of such law. We draw your attention to the fact that at least one federal court has, notwithstanding the terms of GOL 5-1401, in dictum noted possible constitutional limitations upon GOL 5-1401, in both domestic and international transactions. See e.g., Lehman Brothers Commercial Corp. v. Minmetals Non-Ferrous Metals Trading Co., No. 94 Civ. 8301, 2000 WL 1702039 (S.D.N.Y. Nov. 13, 2000).

Brooge Holdings Limited

November 20, 2019

We express no opinion as to (i) whether a federal court of the United States outside of the State of New York, a state court outside the State of New York, or a foreign court would give effect to the choice of New York law provided for in the Warrant; (ii) whether a federal court of the United States outside the State of New York, or a state court outside the State of New York, would have personal jurisdiction over any party; (iii) whether a federal court of the United States would have subject matter jurisdiction over any action brought against any party; (iv) the registration requirements of the 1933 Act or when or under what circumstances the Warrants or the Ordinary Shares may be reoffered or resold; or (v) the enforceability of the Business Combination Agreement, the Assignment Agreement or the Warrant Agreement.

We note that the Plan of Merger and the Ordinary Shares are governed by the laws of the Cayman Islands. We express no opinion as to how the exercise of the Warrants for Ordinary Shares may be affected by such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP